TAX INDEMNITY AGREEMENT

                         Dated as of February 29, 1996

                                    between



                       OLD DOMINION ELECTRIC COOPERATIVE


                                      and


                     FIRST UNION NATIONAL BANK OF FLORIDA,
                              as Owner Participant






                       CLOVER UNIT 1 GENERATING FACILITY
                                      AND
                               COMMON FACILITIES





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                               TABLE OF CONTENTS


                                                                          Page

SECTION 1.  DEFINITIONS....................................................  1

SECTION 2.  TAX ASSUMPTIONS................................................  2

SECTION 3.  TAX REPRESENTATIONS, WARRANTIES AND COVENANTS..................  3

SECTION 4.  INDEMNITY......................................................  5

SECTION 5.  TAX SAVINGS.................................................... 12

SECTION 6.  CONTESTS....................................................... 13

SECTION 7.  CERTAIN ADJUSTMENTS............................................ 15

SECTION 8.  MISCELLANEOUS.................................................. 15



                                       i

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                            TAX INDEMNITY AGREEMENT

                  This TAX INDEMNITY AGREEMENT, dated as of February 29, 1996 (this "Tax Indemnity Agreement" or this "Agreement"), between OLD DOMINION ELECTRIC COOPERATIVE, a wholesale power supply cooperative organized under the laws of the Commonwealth of Virginia (together with its successors and assigns, "Old Dominion"), and FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association (together with its successors and assigns, the "Owner Participant").


                                  WITNESSETH:

                  WHEREAS, in entering into the transactions contemplated by the Operative Documents, the Owner Participant made the assumption that it would be entitled to certain income tax benefits identified in Section 2 of this Agreement, and Old Dominion has agreed to indemnify the Owner Participant under certain circumstances for the loss of certain of such benefits.

                  NOW, THEREFORE, as an inducement to the Owner Participant to enter into the transactions contemplated by the Operative Documents and in consideration of the mutual covenants contained in this Agreement and in the other Operative Documents, the parties agree as follows:


SECTION 1. DEFINITIONS.

                  Unless the context otherwise requires, capitalized terms used in this Tax Indemnity Agreement and not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participation Agreement, dated as of February 29, 1996 (the "Participation Agreement"), between Old Dominion, State Street Bank and Trust Company, not in its individual capacity except as expressly provided therein, but solely as trustee of the Trust Agreement referred to therein and Utrecht-America Finance Co., as a lender and as agent for the lenders named therein. For purposes of this Agreement, the term "Owner Participant" includes any member of an affiliated group of corporations of which the Owner Participant is, or shall become, a member if consolidated returns are or shall be filed for such affiliated group for federal income tax purposes; the term "Head Lease" shall mean the Equipment Head Lease together with the Foundation Head Lease; the term "Undivided Interest" shall mean the Equipment Interest together with the Foundation Interest; the term "Basic Head Lease Rent" shall mean the Basic Equipment Head Lease Rent plus the Basic Foundation Head Lease Rent; the term "Operating Lease" shall mean the Equipment Operating Lease together with the Foundation Operating Lease; the term "Basic
Rent" shall mean the Basic Rent plus the Foundation Basic Rent; the term "Undivided Interest Cost" shall mean the Equipment Interest Cost plus the Foundation Interest Cost; and the term "Purchase Option Price" shall mean the Purchase Option Price together with the Foundation Purchase Option Price. All references to Sections herein are to Sections of this Tax Indemnity Agreement unless otherwise indicated and the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Tax Indemnity Agreement as a whole and not to any particular Section or other subdivision.



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SECTION 2. TAX ASSUMPTIONS.

                  Old Dominion acknowledges that the Owner Participant entered into the transactions contemplated by the Operative Documents on the basis of certain income tax assumptions, including, among others, the following assumptions for federal income tax purposes (the "Tax Assumptions"):

                  (a) The Head Lease will be treated as a current sale of the Undivided Interest by Old Dominion to the Owner Trustee and the Basic Head Lease Rent will be treated as the purchase price for such sale.

                  (b) The Operating Lease will be a "true lease", the Owner Participant will be treated as the purchaser, owner and lessor of the Undivided Interest and Old Dominion will be treated as the lessee thereof.

                  (c) The obligations evidenced by the Loans will constitute indebtedness of the Owner Trustee, and the Owner Participant will be entitled to current deductions under section 163 of the Code for interest accrued thereon (the "Interest Deductions").

                  (d) The Undivided Interest will be treated as "tax-exempt use property" as defined in section 168 of the Code.

                  (e) The Owner Participant's tax basis in the Undivided Interest on the Closing Date will be equal to the Undivided Interest Cost, and the Owner Participant will be entitled to cost recovery deductions beginning in the taxable year of the Owner Participant that includes the Closing Date under section 168(g)(2) of the Code on a straight-line basis using a "half-year" convention and a recovery period equal to (i) 125% of the combined Interim Term and Basic Term in the case of the portion of the Undivided Interest which constitutes ADR "electric utility steam production plant" assets, (ii) 30 years in the case of the portion of the Undivided Interest which constitutes ADR "electric utility transmission and distribution plant" assets and (iii) 40 years in the case of the portion of the Undivided Interest which constitutes non-residential real property under section 168 of the Code (the "Depreciation Deductions").

                  (f) The Owner Participant will be entitled to amortize the Transaction Costs paid by it attributable to (i) the Operating Lease on a straight-line basis over the combined Interim Term and Basic Term and
         (ii) the Loans on a straight-line basis over the term of the Loans (collectively, the "Amortization Deductions").


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                  (g) The Owner  Participant's  marginal federal income tax rate at all times during the Term will be 35% and its combined effective federal, state and local tax rate will be 36.7875% (the "Effective Rate"); the Effective Rate will be applicable to all items of income and deduction of the Owner Participant for federal income tax purposes
         attributable  to  the   transactions   contemplated  by  the  Operative
         Documents;  and,  the Owner  Participant  will always  have  sufficient
         taxable  income  to  utilize  the  Interest  Deductions,   Depreciation
         Deductions and Amortization Deductions.

                  (h) The Owner Participant's accrual of Basic Rent will not be computed by reference to section 467(b)(2) of the Code.

                  (i) The Basic Rent and all other amounts received under the Operating Lease or with respect to the transactions contemplated by the Operative Documents and the Interest Deductions, Amortization Deductions and Depreciation Deductions will be treated as derived from, or allocable to, sources within the United States pursuant to section 861 of the Code.

                  (j) The Undivided Interest will be treated as "placed in service" by the Owner Participant within the meaning of section 168 of the Code on the Closing Date.

                  (k) As a result of entering into the transactions contemplated by the Operative Documents, the Owner Participant will not be required to include any amount in gross income other than (i) Basic Rent in the amounts and at the times such payments are accrued pursuant to the terms of the Operating Lease, (ii) gain upon the receipt of Termination Value (or other amounts based on Termination Value) on the date such amount is determined to be paid and in the amount equal to the excess of the payment over the Owner Participant's adjusted basis in the Undivided Interest or the relevant portion thereof, (iii) gain upon the receipt of the Purchase Option Price at the time such payment is required to be made, (iv) any amount payable to the Owner Participant on an After-Tax Basis on the date such amount is payable, (v) any other amount to the extent it results in an equal and offsetting deduction of the same character in the same taxable year as the inclusion and (vi) amounts identified as interest under the Operative Documents.

                  (l) The Trust created for the benefit of the Owner Participant will be treated as a grantor trust, and the Owner Participant, as owner of the Trust, will be entitled and required to take into account, in computing its federal taxable income, all items of income, gain, loss or deduction with respect to the Undivided Interest.

Old Dominion does not make any representation, warranty or covenant with respect to any of the foregoing assumptions (except to the extent set forth in Section 3 hereof). Except as expressly provided herein, Old Dominion has no obligation to indemnify the Owner Participant by reason of any of the above assumptions proving to be incorrect. If the Owner Participant shall suffer a Loss (as such term is defined in Section 4 below) with respect to which Old Dominion is required to pay an indemnity hereunder or in the event of any rental adjustment under Section 3.4 of the Operating Lease involving a change in the Tax
Assumptions, then the Tax Assumptions, without further act of the parties hereto, shall thereafter be and be deemed to be amended, if and to the extent appropriate, to reflect such Loss or change in Tax Assumptions.

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SECTION 3. TAX REPRESENTATIONS, WARRANTIES AND COVENANTS.

         Old Dominion represents, warrants and covenants that for federal income tax purposes:

                  (a) All written information supplied by or on behalf of Old Dominion to the Appraiser or the Engineer and identified in an appendix to the Appraisal or the Engineering

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         Report as relied upon by the Appraiser or the Engineer, as the case may be, was accurate in all material respects as of the date so supplied and as of the Closing Date, and Old Dominion did not omit to supply any other information available to Old Dominion which would render such supplied information misleading in any material respect.

                  (b) Neither Old Dominion, nor any Person in possession of the Undivided Interest or any portion thereof, the Pollution Control Assets Lessor, Virginia Power or any Affiliate of any thereof (each, a "Lessee Person" and collectively, the "Lessee Group"), will take any position in any filing by it for United States federal, state or local income tax purposes that is inconsistent with the Tax Assumptions.

                  (c) Old Dominion, together with its Affiliates, will not at any time hold directly or indirectly (i) more than 90% in aggregate principal amount of all Loan Certificates then outstanding; or (ii) any interest whatsoever in a Series B Loan Certificate.

                  (d) On the Closing Date, there will not be any agreements, side letters or other arrangements (or plan or expectation of such agreements, side letters or other arrangements) not disclosed in writing to the Owner Participant prior to Closing (i) between any member of the Lessee Group and any Person pertaining to the exercise or non-exercise by Old Dominion of any of the options set forth in Section 15 of the Operating Lease and (ii) between any member of the Lessee Group and any Person or, to Old Dominion's knowledge, between any Persons (other than Owner Participant or the Owner Trustee) pertaining to the Loan Certificates or the Deposit.

                  (e) On the Closing Date, the Clover Unit 1 Generation Facility will not require any improvement, modification or addition (other than ancillary items of removable equipment of a kind that are customarily selected and furnished by purchasers and lessees of similar equipment and various "punch list" type items) in order for the Undivided Interest to be rendered complete for its use by any Lessee Person.

                  (f) After payment of the Undivided Interest Cost of the Undivided Interest, each Lessee Person will have been fully reimbursed for the cost of its investment in the Undivided Interest.

                  (g) The Undivided Interest will have been "placed in service" within the meaning of section 168 of the Code prior to the Closing Date.

                  (h) Old Dominion will treat the Head Lease as effecting a sale of the Undivided Interest by Old Dominion to the Owner Participant for all United States federal, state and local income tax purposes.

                  (i) The allocation of the Undivided Interest Cost among the components of the Undivided Interest are as set forth in the Appraisal (this is not a representation that the Owner Participant is the owner of the Undivided Interest for federal income tax purposes).


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                  (j) Old Dominion and Virginia Power have  effectively  elected to be excluded from the provisions of subchapter K of the Code with respect to Clover Unit 1 Generation Facility pursuant to section 761(a) of the Code, and such exclusion election is in full force and effect as of the Closing Date.

                  (k) Other than capital improvements which would normally be expected with a power generating facility similar to Clover Unit 1 Generation Facility, Old Dominion has no plan or expectation, and is unaware that Virginia Power has any plan or expectation, of making any capital improvements to Clover Unit 1 Generation Facility during the Term, except as disclosed in writing to the Appraiser prior to Closing.

                  (l) The Depreciation Deductions will not fail to be available to the Owner Participant by reason of section 168(f)(2) of the Code unless such failure results from the Owner Trustee or the Owner Participant being a public utility (other than solely by reason of the transactions contemplated by the Operative Documents).


SECTION 4. INDEMNITY.

                  (a)(1)  If as a result of:

                  (i) any act or failure to act by a Lessee Person (including any amendment or supplement to any Operative Document, the Clover Agreements, the Pollution Control Assets Lease, the Old Dominion Indenture or Old Dominion Bonds) other than (w) the execution and delivery of the Operative Documents, the Clover Agreements, the Old Dominion Indenture or the Pollution Control Assets Lease, (x) any act required or expressly permitted by any Operative Document (other than refinancings pursuant to Section 10 of the Participation Agreement and modifications and substitutions pursuant to Section 7 or 8 of the Operating Lease), (y) any omission to perform any act, which omission is required or expressly permitted by any Operative Document and (z) any act or failure to act taken or not taken at the express written request of any member of the Lessor Group other than an act or failure to act that is (I) required by the Operative Documents or (II) a permitted act or omission excluded by the parenthetical phrase in clause (x); or

                  (ii) the breach or inaccuracy of any representation, warranty or covenant set forth in Section 3(a) through 3(l) of this Agreement or Sections 7.12 of the Participation Agreement; or

                  (iii) any Event of Loss or other loss, damage, destruction, non-use, theft, seizure, confiscation, forfeiture, condemnation, taking, requisition of title, requisition of use, removal or replacement of, or substitution to, the Undivided Interest or any portion thereof; or

                  (iv) any payment to Old Dominion or any other Person of any damages, refunds, warranty, indemnity or other similar amounts with respect to the Undivided Interest or any portion thereof to the extent such payment is not paid over to or retained by the Owner Trustee or the Owner Participant; or


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


                  (v) any bankruptcy or insolvency of any Lessee Person or any foreclosure or remedies taken while an Event of Default shall have occurred and be continuing; or

                  (vi) the failure on or before two years from the Closing of Clover Unit 1 to achieve an operating capacity of 391 (net) MW on a continuous basis while meeting the NOx emission limitations of 0.32 lb./mmbtu and 1,307.2 lb./hr. (in each case as determined on a thirty day rolling average);

the Owner Participant shall for federal income tax purposes lose, shall not have, or shall suffer a disallowance of the right to claim, shall suffer a disallowance, elimination, reduction, disqualification or deferral of, or shall be required to recapture all or any portion of, or shall not claim (based on a written opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to Old Dominion not less than 30 days prior to the date on which the tax return is filed on which such claim will not be made, to the effect that there is no Reasonable Basis to make such claim) the Interest
Deductions, Depreciation Deductions or Amortization Deductions (any of the events so resulting being referred to hereinafter as a "Loss of Deductions"); or

                  (2) if as a result of:

                  (i) any (x) Event of Loss to the extent the actual date on which the income tax consequences thereof are required to be taken into account is different from the date assumed in calculating the income tax consequences reflected in the applicable Termination Value or (y) refinancings, substitutions or improvements of the Undivided Interest or any portion thereof; or

                  (ii) any payment to Old Dominion or any other Person of any damages, refunds, warranty, indemnity or other similar amounts with respect to the Undivided Interest or any portion thereof to the extent such payment is not paid over to or retained by the Owner Trustee or the Owner Participant; or

                  (iii) the prepayment of Basic Rent, or any Lessee Person's taking of a deduction for Basic Rent with respect to a period that is inconsistent with the allocation of Basic Rent under the Operating Lease; or

                  (iv) a change, adjustment or modification of the schedule of Basic Rent following an Event of Default; or

                  (v) the payment by any Lessee Person of any contest expenses in respect of the transactions contemplated by the Operative Documents; or

                  (vi) any foreclosure or other pursuit of remedies while an Event of Default shall have occurred and be continuing; or

                  (vii) any loss, damage, casualty, theft, taking, confiscation, requisition, seizure or condemnation of the Undivided Interest or Clover Unit 1 Generation Facility not constituting an Event of Loss; or

                  (viii) the payment by Lessee of any of the expenses of the Owner Participant, the Owner Trustee, the Trust Estate, or any Lender; or

                  (ix) any payments made in connection with the establishment of a Power Sales Agreement (to the extent that the payment is not made to the Owner Participant on an AfterTax Basis pursuant to Section 15.3 of the Operating Lease);

the Owner Participant shall be required to include in gross income for federal income tax purposes any amount at any time other than as set forth in Section 2(k) (an "Income Inclusion", any "Loss of Deductions" or "Income Inclusion" being referred to herein as a "Loss"), then Old Dominion will pay to the Owner Participant an indemnity determined pursuant to Section 4(b) below. If a Loss shall occur, the Loss shall be deemed to include a corresponding loss of tax benefits for state and local income tax purposes, as follows: (x) state and local income tax deductions shall be treated as allowable or lost in the same amounts, at the same time and to the same extent as the corresponding federal income tax deduction are allowable or lost, and (y) an Income Inclusion shall be treated as requiring an inclusion in gross income for sate and local income tax purposes corresponding in timing and amounts to the inclusion for federal income tax purposes.

                  (b) If a Loss shall occur, then Old Dominion will pay to the Owner Participant as an indemnity an amount, at the election of Old Dominion, determined in accordance with paragraph (1), (2) or (3) below:

                  (1) So long as no Event of Default has occurred and is continuing and Old Dominion's Bonds are rated at least BBB- by S&P or Baa3 by Moody's, Old Dominion may elect to make indemnity payments in the form of upward adjustments in the amount of Basic Rent payable by Old Dominion pursuant to the Operating Lease, commencing on the next Rent Payment Date after the date the payment obligation commences under
         Section 4(c) below and continuing on each Rent Payment Date occurring thereafter during the Basic Term, in amounts such that, on an After-Tax Basis, the sum of all such payments provided by this paragraph (1) shall be at least sufficient to preserve the Net Economic Return of the Owner Participant as if such Loss had not occurred. The computation thereof shall be made utilizing the methodology and assumptions, including the Tax Assumptions, utilized by the Owner Participant in determining Basic Rent and Termination Value, except as such assumptions shall be varied to take into account such Loss and any prior Loss. The computation of such adjustment to Basic Rent under this paragraph (1) also shall take into account any past, current and anticipated interest, penalties and additions to tax imposed by the IRS or any state or local taxing authority and payable by the Owner Participant as a result of such Loss (other than penalties or additions to tax payable under the Code or applicable state or local tax law, together with interest imposed thereon, caused by negligence or disregard of rules or regulations by the Owner Participant (other than negligence or disregard of rules or regulations based upon the Owner Participant's compliance with its obligations under this Agreement, including its obligations under Section 6 hereof)). Such computation shall be made assuming that at all times (I) the Owner Participant has sufficient taxable income to make full use of such Loss in the current year in which all of the Tax Benefits that are the subject of such Loss (or result from the Loss or the events giving rise thereto) were assumed (or, in the case of benefits that result from


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         the Loss or the events giving rise thereto, are reasonably anticipated)
         to be available, and (II) with respect to a Loss of Deductions, the Owner Participant shall be deemed to pay income taxes at a combined effective rate equal to the Effective Rate, and with respect to an Income Inclusion, the Owner Participant shall be deemed to pay income taxes at the highest combined effective marginal corporate federal income tax rate and comparable state and local tax rates (calculated by taking into account the deductibility of state and local tax for federal income tax purposes) (the "Highest Rate"). Upon the occurrence of a Event of Default or a termination of the Operating Lease prior to the scheduled expiration of the Basic Term, there shall thereupon be immediately due and payable by Old Dominion to the Owner Participant a lump-sum amount equal to the amount that, after taking into account all amounts theretofore paid with respect to such Loss pursuant to this paragraph (1), preserves, on an After-Tax Basis, the Net Economic Return of the Owner Participant.

                  (2) If Old Dominion has not elected to pay, or cannot elect to pay, an indemnity pursuant to either paragraph (1) above or paragraph
         (3) below by providing written notice of such election to the Owner Participant prior to the date that Old Dominion's payment obligation commences under Section 4(c) below, then Old Dominion shall pay to the Owner Participant as an indemnity a lump-sum amount which, on an After-Tax Basis, shall be sufficient to preserve the Net Economic Return of the Owner Participant as if such Loss had not occurred. The computation of such lump-sum amount shall be made by the Owner
         Participant utilizing the methodology and assumptions, including the Tax Assumptions, utilized by the Owner Participant in determining Basic Rent and Termination Value, except as such assumptions shall be varied to take into account such Loss and any prior Loss. For the purpose of calculating the amount of income taxes presumed to be payable by the Owner Participant as a result of such Loss, (I) the Owner Participant shall be deemed to have sufficient taxable income to make full use of such Loss in the current year in which all of the Tax Benefits that are the subject of such Loss (or result from the Loss or the events giving rise thereto) were assumed (or, in the case of benefits that result from the Loss or the events giving rise thereto, are reasonably anticipated) to be available, and (II) with respect to a Loss of Deductions, the Owner Participant shall be deemed to pay income taxes at a combined effective rate equal to the Effective Rate and with respect to an Income Inclusion, the Owner Participant shall be deemed to pay income taxes at a combined effective rate equal to the Highest Rate. The computation of such lump-sum amount under this paragraph (2) also shall take into account any past, current and anticipated interest, penalties and additions to tax imposed by the IRS or any state or local taxing authority and payable by the Owner Participant as a result of such Loss (other than penalties or additions to tax payable under the Code or applicable state or local tax law, together with interest imposed thereon, caused by negligence or disregard of rules or regulations by the Owner Participant (other than negligence or disregard of rules or regulations based upon the Owner Participant's compliance with its obligations under this Agreement, including its obligations under Section 6 hereof)).

                  (3) So long as no Event of Default has occurred and is continuing and Old Dominion's Bonds are rated at least BBB- by S&P or Baa3 by Moody's, Old Dominion may elect to pay to the Owner Participant as an indemnity from time to time on an After-Tax Basis such amount or amounts as shall be equal to the additional income taxes assumed to

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         be  payable  by the  Owner  Participant  as a  result  of such  Loss as provided in this paragraph (3). For the purpose of calculating the amount of income taxes presumed to be payable by the Owner Participant as a result of such Loss, (I) the Owner Participant shall be deemed to have sufficient taxable income to make full use of such Loss in the current year in which all of the Tax Benefits that are the subject of such Loss (or result from the Loss or the events giving rise thereto) were assumed (or, in the case of benefits that result from the Loss or the events giving rise thereto, are reasonably anticipated) to be available, and (II) with respect to a Loss of Deductions, the Owner Participant shall be deemed to pay income taxes at a combined effective rate equal to the Effective Rate, and with respect to an Income Inclusion, the Owner Participant shall be deemed to pay income taxes at a combined effective rate equal to the Highest Rate. The computation of such amount under this paragraph (3) also shall take into account any past, current or anticipated interest, penalties and additions to tax imposed by the IRS or any state or local taxing authority and payable by the Owner Participant as a result of such Loss (other than penalties or additions to tax payable under the Code or applicable state or local tax law, together with interest imposed thereon, caused by negligence or disregard of rules or regulations by the Owner Participant (other than negligence or disregard of rules or regulations based upon the
         Owner   Participant's   compliance  with  its  obligations  under  this
         Agreement, including its obligations under Section 6 hereof)).

                  (c) Any amount payable by Old Dominion to the Owner Participant pursuant to Section 4(b) shall be paid not later than (or, in the case of a Basic Rent increase under Section 4(b)(1) hereof, shall commence not later the next Rent Payment Date after) the latest to occur of (i) 30 days following Old Dominion's receipt of the Owner Participant's written notice to Old Dominion pursuant to Section 6 hereof, (ii) if any such indemnity payment relates to a Loss that is contested pursuant to Section 6 hereof, 30 days following the date of a Final Determination with respect to such Loss, and (iii) if Old Dominion shall elect to indemnify the Owner Participant pursuant to paragraph (3) of Section 4(b) hereof, the date which is five Business Days prior to the date on which the Owner Participant shall be required to pay the additional federal income taxes in question (such date to be determined based on the assumptions set forth in Section 4(b)(3) hereof); PROVIDED, HOWEVER, that the date required for payment (or commencement of a Basic Rent increase under Section 4(b)(1) hereof) shall not be earlier than 10 days following the delivery to Old Dominion of the Officer's Certificate required pursuant to Section 4(d) hereof, or, if Old Dominion shall seek verification pursuant to Section 4(d) hereof, 10 days following the completion of such verification; and PROVIDED, FURTHER, Old Dominion shall pay interest on the amount ultimately determined to be due pursuant to such verification from the date such payment otherwise would have been due at the rate applicable to underpayments of federal income taxes for the period in question. If Old Dominion shall elect to pay such sum prior to the later of the dates described in clauses (i), (ii) and (iii) of the preceding sentence, then Old Dominion shall not be required to pay the Owner Participant the amount of any interest, penalties or additions to tax that shall be attributable to the period following such payment by Old Dominion if there is a procedure whereby the Owner Participant can make a payment or deposit only with respect to the Loss that will stop the accumulation of such interest, penalties or additions to tax and that will not have any unindemnified or material adverse financial effect on the Owner Participant or adversely affect the Owner
Participant's right to contest vigorously any claims the IRS may have with respect to matters other than matters related to the transactions contemplated by the Operative Documents for which Old

Dominion is providing full indemnification (and the Owner Participant will promptly return any such sum to Old Dominion at its written request therefor if no such procedure is available).

                  (d) When requesting  payment by Old Dominion  pursuant to this
Section 4, the Owner Participant shall, not less than 10 days prior to the latest of the dates described in clauses (i), (ii) and (iii) of Section 4(c), deliver to Old Dominion an Officer's Certificate setting forth the amount payable by Old Dominion and computing in reasonable detail such amount under
Section 4(b). If Old Dominion shall disagree with the Owner Participant's calculation of the amount to be paid by Old Dominion under Section 4(b), such amount shall be verified by independent nationally recognized accountants selected by the Owner Participant and reasonably acceptable to Old Dominion (the "Independent Public Accountants"). The costs of such verification shall be borne by Old Dominion unless such verification shall result in an adjustment in Old Dominion's favor of ten percent or more of the net present value (using a discount rate equal to the rate applicable to underpayments of federal income taxes for the period in question and calculating such value as of the date such payment becomes due and payable or commences under this Agreement) of the indemnity payment or payments computed by the Owner Participant, in which case such costs shall be borne by the Owner Participant. The Owner Participant agrees to cooperate with such Independent Public Accountants and to supply them with all information reasonably necessary to permit them to accomplish such review and determination. Such information shall be for the confidential use of the Independent Public Accountants and shall not be disclosed to Old Dominion or to any other Person. Old Dominion and the Owner Participant agree that the sole responsibility of the Independent Public Accountants shall be to verify the calculation of payments pursuant to paragraphs (1), (2) or (3) of Section 4(b) (setting forth fully the assumptions on which such verification is based) and that matters of interpretation of this Agreement are not within the scope of the Independent Public Accountants' responsibility. Neither the Independent Public Accountants nor Old Dominion will have any right to examine the tax returns of the Owner Participant in connection with the verification procedure described in this Section 4(d) or otherwise.

                  (e) Notwithstanding the foregoing and any other provision of this Agreement or the other Operative Documents, Old Dominion shall not have any liability to the Owner Participant for indemnification under this Section 4 for any Loss (or any interest, penalties or additions to tax with respect to such Loss) if such Loss results from one or more of the following:

                  (i) any voluntary or involuntary sale, transfer or other disposition by the Owner Trustee or the Owner Participant or an Affiliate of either (each a "member of the Lessor Group", and collectively, the "Lessor Group") of (x) any interest in or arising under the Operative Documents, (y) the Undivided Interest or any interest therein or (z) any interest in the Owner Participant, the Owner Trustee or any Affiliate of the Owner Participant, unless in each case, such sale, transfer or other disposition is in connection with the pursuit of remedies upon the occurrence and continuance of an Event of Default;

                  (ii) any Event of Loss or any other event whereby Old Dominion is required to pay, and shall have paid in full, Termination Value or an amount determined by reference thereto, except to the extent that the Termination Value or such amount determined by reference thereto, as the case may be, does not properly reflect the timing of the Loss resulting from such event;

                  (iii) the failure of a member of the Lessor Group to have sufficient taxable income to benefit from any of the benefits described in the Tax Assumptions;

                  (iv) any amendment to or change in the Code, Treasury Regulations, administrative pronouncements, executive order or judicial decision (a "Tax Change") which shall occur after the Closing Date, other than in respect of refinancings, or substitutions or improvements which are not required substitutions or improvements;

                  (v) the failure for federal income tax purposes of (x) the Head Lease to be treated as a sale of the Undivided Interest to the Owner Trustee or the prepaid rent under the Head Lease to be treated as the purchase price of such sale, (y) the Operating Lease to treated as a "true lease" or (z) the Owner Trustee to be considered the borrower under the Loans or the owner of the Undivided Interest, unless, in each case, such failure is the result of any event described in clause (i) or (ii) of Section 4(a)(1) hereof;

                  (vi) any fraud, willful misconduct or gross negligence of a member of the Lessor Group;

                  (vii) the failure of a member of the Lessor Group to file any tax return in accordance with the appropriate filing procedure and to timely file such tax return, unless as the result of Old Dominion's failure to provide the Owner Trustee with information which Old Dominion is required to give to the Owner Trustee and which is necessary to so timely file;

                  (viii) the failure of the appropriate member of the Lessor Group to contest a proposed adjustment in accordance with, and to the extent required by Section 6 of this Agreement, if such failure precludes or materially adversely effects the initiation or continuation of such contest;

                  (ix) the failure of the Trust to be treated as a grantor trust for federal income tax purposes;

                  (x) any member of the Lessor Group being or becoming for federal income tax purposes a charitable organization, a tax-exempt entity within the meaning of section 168(h) of the Code, an agency or instrumentality of the United States, a state or political subdivision thereof or an international organization or the status of a member of the Lessor Group as an entity subject to the provisions of sections 55, 56, 57, 58, 59, 59A, 291, 465, 469, 501, 542, 552, 851, 856 or 1361 of
         the Code;

                  (xi) the application of section 467 of the Code or, except as to substitutions, section 168(d)(3) of the Code;

                  (xii) a change in the Owner Participant's taxable year or the Owner Participant having a short taxable year;

                  (xiii) the inclusion in income by the Owner  Participant  upon
         termination  of  the  Operating   Lease  of  amounts   attributable  to
         improvements, modifications or additions to the Undivided Interest;

                  (xiv) the failure of the Owner Participant to have an initial tax basis in the Undivided Interest equal to the Undivided Interest Cost, other than as a result of an event described in clause (i) or
         (ii) of Section 4(a)(1) hereof;

                  (xv) an amendment, supplement, modification or waiver to any Operative Document to which any member of the Lessor Group is a party and to which Old Dominion is not a party, which is not initiated or requested by or consented to by Old Dominion in writing unless (x) it may be necessary or appropriate to, and is in conformity with, any such amendment, supplement, modification or waiver initiated or requested by or consented to by Old Dominion in writing or (y) it is required by the terms of the Operative Documents; and

                  (xvi) penalties or additions to tax under section 6662 or 6663 of the Code or relating to estimated tax, in either case to the extent resulting from or measured by matters unrelated to the transactions contemplated by the Operative Documents.


SECTION 5. TAX SAVINGS.

                  If Old Dominion indemnifies the Owner Participant with respect to any Loss pursuant to Section 4(a) hereof, and the Owner Participant shall realize with respect to any year federal income tax savings that would not have been realized but for such Loss or the events giving rise thereto and which tax savings were not taken into account in calculating Old Dominion's indemnity payment to the Owner Participant, then the Owner Participant shall pay to Old Dominion an amount equal to the sum of (i) such federal income tax savings and
(ii), in the case of an Income Inclusion, the amount of any state and local income tax savings and (iii) any tax benefit realized by the Owner Participant from the payment contemplated by clauses (i) and (ii) above; PROVIDED, HOWEVER, that for the purpose of calculating the amount of the federal, state and local income tax savings realized by the Owner Participant, (A) the Owner Participant shall be deemed to have sufficient federal, state and local taxable income to make full use in the current year of all of the tax benefits that would not have been realized but for such Loss or the events giving rise thereto, (B) the Owner Participant shall be deemed to have state and local income tax consequences that correspond to the Owner Participant's federal income tax consequences, and (C) with respect to tax savings related to a Loss of Deductions, the Owner Participant shall be deemed to have paid income taxes at the Effective Rate, and with respect to tax savings related to an Income Inclusion or a tax benefit realized from a payment hereunder, the Owner Participant shall be deemed to have paid income taxes at the Highest Rate; and PROVIDED, FURTHER, that the amount payable by the Owner Participant to Old Dominion pursuant to clauses (i) and
(ii) of this Section 5 shall not exceed the excess of the amount of all prior payments made to the Owner Participant by Old Dominion pursuant to Section 4 hereof with respect to the Loss that gave rise to such tax savings (net of any amount necessary to make such prior payments on an After-Tax Basis) over the amounts previously paid by the Owner Participant to Old Dominion pursuant to clauses (i) and (ii) of this Section 5 with respect to such Loss; and PROVIDED, FURTHER, that any such excess shall be carried forward and shall offset, to the extent thereof, any future liability of Old Dominion under Sections 4 and 8 hereof with respect to such Loss. The loss of any tax savings subsequent to the year of realization by the Owner Participant shall be treated as a Loss that is indemnifiable pursuant to the provisions of this Agreement other than Section 4(d) hereof, but only to the extent of any payment by the Owner Participant pursuant to this Section 5 with respect to such tax savings. Any payment due to Old Dominion pursuant to this Section 5 shall be paid promptly and in any event within 30 days after the Owner Participant shall realize the tax savings as determined in accordance with the calculation methods and assumptions set forth in this Section 5; PROVIDED, HOWEVER, that such amount shall not be payable during the continuation of a Event of Default or before such time as Old
Dominion shall have made all payments or indemnities then due pursuant to this Agreement.


SECTION 6. CONTESTS.

                  (a) If an adjustment shall be proposed by the IRS in writing that, if sustained, would result in a Loss for which Old Dominion could be required to indemnify the Owner Participant under this Agreement, the Owner Participant agrees promptly to notify Old Dominion in writing of such proposed adjustment; PROVIDED, HOWEVER, that any failure to provide such notice shall not relieve Old Dominion of any obligation to indemnify the Owner Participant hereunder unless such failure precludes or materially adversely effects the initiation or continuation of the contest of such adjustment. If (i) within 90 days after receipt of such notice Old Dominion shall request in writing that the Owner Participant contest such proposed adjustment and (ii) the Owner Participant shall have received, at the commencement of the contest and before each level of judicial proceeding, an opinion of Independent Tax Counsel, to the effect that there is a Reasonable Basis for contesting the proposed adjustment (and, in the case of an appeal from an adverse judicial determination, an opinion from such counsel to the effect that there is a substantial possibility (which is a higher standard than Reasonable Basis, although it is not necessarily more likely than not) that such adverse determination will be reversed or substantially modified upon appeal in a manner favorable to the taxpayer) (which opinions (a) will be furnished at Old Dominion's expense, and
(b) the Owner  Participant  will  assist in good  faith  and with  diligence  in promptly procuring), the Owner Participant shall contest such proposed adjustment; PROVIDED, HOWEVER, that the Owner Participant may, in its sole discretion, either pay the tax proposed and sue for a refund or contest the proposed adjustment in any permissible forum considering, however, in good faith such requests as Old Dominion may make concerning the most appropriate forum in which to proceed. Notwithstanding the foregoing, the Owner Participant shall not be required to pursue any such contest unless (v) Old Dominion shall have agreed in writing to pay and shall pay on demand all reasonable costs and expenses that the Owner Participant shall incur in connection with contesting such proposed adjustment, including, without limitation, reasonable attorneys', accountants' and investigatory fees and disbursements; (w) the proposed adjustment that could result in a payment by Old Dominion (if a lump-sum amount were to be paid pursuant to Section 4(b)(2) hereof) in connection with such proposed adjustment, taking into account the amount of all similar and logically related adjustments with respect to the transactions contemplated by the Operative Documents that could be raised in an audit of any other taxable year of the Owner Participant (including any future taxable year) not barred by the statute of limitations shall be at least $100,000 and at least $250,000 with respect to any judicial appeal; (x) no Payment Default or Event of Default shall have occurred and be continuing; and (y) if the Owner Participant shall determine to pay the tax proposed and sue for a refund, Old Dominion shall advance to the Owner Participant on an interest-free basis and with no additional net after-tax cost to the Owner Participant sufficient funds to pay the tax and interest, penalties and additions to tax payable with respect thereto (to the extent such amount is indemnified against pursuant to Section 4 hereof (an "Advance")); and PROVIDED, HOWEVER, that the Owner Participant shall not be required to pursue any appeal to the United States Supreme Court.

                  (b) The Owner Participant also shall not be required to contest any proposed adjustment if the subject matter thereof shall be of a continuing nature and there shall have been a Final Determination with respect thereto, unless there shall have been a change in facts or law (including, without limitation, amendments to statutes or Treasury Regulations, administrative rulings and court decisions), and the Owner Participant shall have received an opinion of Independent Tax Counsel (which opinion (i) will be furnished at Old Dominion's expense, and (ii) the Owner Participant will assist in good faith and with diligence in promptly procuring) to the effect that as the result of such change in facts or law there is a substantial possibility (which is a higher standard than Reasonable Basis, although it is not necessarily more likely than not) that the Owner Participant will prevail in the contest of such proposed adjustment.

                  (c) In connection  with any proposed  adjustment  described in
Section 6(a) hereof, the Owner Participant shall not make payment of such proposed adjustment for at least 30 days after the giving of written notice of such proposed adjustment to Old Dominion (except that if the Owner Participant shall be required by law or regulation to take action with respect to any such adjustment prior to the end of such 30-day period, the Owner Participant shall, in such notice to Old Dominion, so inform Old Dominion, and the Owner Participant shall not take any action with respect to such adjustment without the consent of Old Dominion (not unreasonably to be withheld) before the date on which the Owner Participant shall be required to take action). Notwithstanding anything herein to the contrary, the Owner Participant shall have full control over any contest pursuant to this Section 6 and shall determine in its sole discretion the nature of all actions to be taken in connection with any contest including the right to pursue or forego any administrative proceedings; PROVIDED, HOWEVER, that the Owner Participant shall contest such claim at the administrative level if such action shall be necessary to preserve available judicial remedies; and PROVIDED, FURTHER, the Owner Participant shall consult in good faith with Old Dominion and its counsel in the contest of any claim and shall keep such counsel reasonably informed regarding such contest. Nothing contained in this Section 6 shall require the Owner Participant to contest a proposed adjustment that it would otherwise be required to contest pursuant to this Section 6 if the Owner Participant (i) waives the payment by Old Dominion of any amount that might otherwise be payable by Old Dominion under this Agreement by way of indemnity in respect of such proposed adjustment and (ii) pays to Old Dominion any amount of taxes, interest, penalties and additions to tax previously paid or advanced by Old Dominion pursuant to this Agreement with respect to such proposed adjustment, plus interest on such amounts at the IRS rate for refunds, payable from the date of payment by Old Dominion to the Owner Participant of such amounts to (but excluding) the date of repayment of such amounts by the Owner Participant to Old Dominion; PROVIDED, HOWEVER, that if the Owner Participant settles a proposed adjustment such that Old Dominion is precluded as a matter of law from initiating or continuing a contest hereunder of any adjustment for any other taxable period, the Owner Participant shall be deemed to have waived the payment by Old Dominion under this Agreement of any indemnity amounts in respect of such other adjustment.

                  (d) If Old Dominion shall have requested the Owner Participant to contest a proposed adjustment as above provided and shall have duly complied with all the terms of this Section 6, Old Dominion's liability for indemnification due under Section 4 hereof shall, at Old Dominion's election (except for amounts provided for under Section 6(a) hereof), be deferred until Final Determination of the liability of the Owner Participant. At such time, Old Dominion shall become obligated for the payment of any indemnification due under
Section 4 hereof resulting from the outcome of such contest. Upon payment in full by Old Dominion of any indemnity amounts due under this Agreement, the Owner Participant shall become obligated to refund to Old Dominion an amount equal to any amount received as a refund of income taxes by the Owner Participant or credited to the Owner Participant (including any refund or credit that would have been received but for a counterclaim or other claim not indemnified by Old Dominion hereunder) that is fairly attributable to advances or indemnity payments made by Old Dominion under this Agreement, together with any interest received (or that would have been received) by the Owner Participant on such refund, plus an amount equal to any tax benefit realized by the Owner Participant as the result of the payment contemplated by this sentence. Such obligations of the Owner Participant and Old Dominion will first be set off against each other, and any difference owing by either party shall be paid within 30 days after such Final Determination but not prior to the date determined in accordance with Section 4(b) hereof.


SECTION 7. CERTAIN ADJUSTMENTS.

                  If Old Dominion shall become obligated to make payments under this Agreement, the Owner Participant shall, if appropriate, make adjustments to the schedules of Termination Value and the Purchase Option Price to preserve its Net Economic Return and to prevent any duplication of payments or any payment for Losses previously paid. If an event giving rise to the payment of an amount determined by reference to a schedule of Termination Values shall occur and the date as of which the Owner Participant shall be affected for tax purposes shall be earlier than the date taken into account in computing such schedule, such values shall be appropriately adjusted based otherwise on the same methodology and assumptions previously used by the Owner Participant in calculating such schedule.


SECTION 8. MISCELLANEOUS.

                  (a) PAYMENTS. Any payments to be made to the Owner Participant pursuant to this Agreement shall constitute Supplemental Rent and shall be made directly to the Owner Participant. All payments to be made hereunder shall be made by wire transfer of immediately available funds to a bank account of the Owner Participant or Old Dominion, as the case may be, in the continental United States as specified by the recipient thereof in written directions to the payor, or if no such direction shall have been given, by check of the payor or any Affiliate thereof payable to the order of the recipient thereof and mailed to the recipient thereof by certified mail, postage prepaid, at its address as set forth in the Participation Agreement.

                  (b) LATE PAYMENTS.   Any late payment by either party of any
of its obligations under this Agreement shall result in the obligation on the part of such party promptly to pay an amount equal to interest at the Overdue Rate.

                  (c) EFFECT OF OTHER INDEMNITIES. Old Dominion's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor whether or not the Owner Participant shall also be indemnified with respect to the same matter under the terms of the Participation Agreement, the Trust Agreement or any other document or instrument, and the Owner Participant may in seeking indemnification from Old Dominion pursuant to any provisions of this Agreement proceed directly against Old Dominion without first seeking to enforce any other right of indemnification.

                  (d) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (e) SURVIVAL. All warranties, representations and covenants made by either party hereto, herein or in any certificate or other instrument delivered by either such party or on the behalf of either such party under this Agreement, shall be considered to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby on the Closing Date regardless of any investigation made by either party or on behalf of either party. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect, notwithstanding the assignment, expiration or other termination of the Operating Lease, until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, by operation of law or otherwise.

                  (f) AMENDMENTS AND WAIVERS. No term, covenant, agreement or condition of this Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

                  (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one instrument.

                  (h) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof, including each successive holder of the Beneficial Interest permitted under Section 5.1 of the Participation Agreement. Except as expressly provided herein or in the other Operative Documents, neither party hereto may assign its interests herein without the consent of the other party hereto.

                  (i) HEADINGS AND TABLE OF CONTENTS. The headings of the sections of this Agreement and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

                  (j) GOVERNING LAW. THIS AGREEMENT SHALL BE IN ALL RESPECTS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

                  (k) NOTICES. Unless otherwise expressly specified or permitted by the terms of this Tax Indemnity Agreement, all communications and notices provided for herein to a party hereto shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (i) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (ii) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (iii) in the case of notice by such a telecommunications device, upon transmission thereof, PROVIDED such transmission is promptly confirmed by either of the methods set forth in clauses
(i) or (ii) above, in each case addressed to such party at its address set forth in the Participation Agreement or at such other address as such party may from time to time designate by written notice to the other party hereto.

                  (l) RECORDS. Old Dominion covenants that it will maintain or cause to be maintained and retain sufficient factual records (to the extent such records are maintained by Old Dominion, any sublessee, or any trustee for or Affiliate of any thereof, in the ordinary course of their respective businesses) to enable the Owner Participant to prepare required United States federal, state and local income tax returns. Upon the request of the Owner Participant, Old Dominion shall deliver such records to the Owner Participant at the expense of Old Dominion. In addition, as soon as practicable, Old Dominion shall provide or cause to be provided (at the expense of Old Dominion) to the Owner Participant such information (in form and substance reasonably satisfactory to the Owner Participant) as the Owner Participant may reasonably request from and as shall be reasonably available to Old Dominion or any sublessee, trustee or Affiliate to enable the Owner Participant to fulfill its tax return filing obligations, to respond to requests for information, to verify information in connection with any income tax audit and to participate effectively in any tax contest.

                  (m) EFFECTIVENESS OF AGREEMENT. This Agreement has been dated as of the date first above written for convenience only. This Agreement shall be effective on the date of execution and delivery by each of Old Dominion and the Owner Participant.

                  IN WITNESS WHEREOF, the parties hereto have caused this Tax Indemnity Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.


                                  OLD DOMINION ELECTRIC COOPERATIVE




                                  By:  /s/ DANIEL M. WALKER
                                       -----------------------------------------
                                       Daniel M. Walker
                                       Vice President of Accounting and Finance
                                       Date: March 1, 1996

                                  FIRST UNION NATIONAL BANK OF FLORIDA,
                                       as Owner Participant



                                  By:  /s/ DAVID G. TAYLOR
                                       -----------------------------------------
                                       Name: David G. Taylor
                                       Title: Senior Vice President
                                       Date: March 1, 1996